Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-113983, initially filed with the Commission on March 26, 2004 and File No. 333-109174, initially filed with the Commission on September 26, 2003) and on Form S-8 (File No. 333-58980 initially filed with the Commission on April 16, 2001, File No. 333-55508 initially filed with the Commission on February 13, 2001, and File No. 333-32560 initially filed with the Commission on March 15, 2000) of Loudeye Corp. of our report dated March 18, 2004 except for the second, third and fourth paragraphs of Note 1 as to which the date is October 28, 2004, relating to the consolidated financial statements of Loudeye Corp. which appears in this current report on Form 8-K of Loudeye Corp. dated December 2, 2004.

PricewaterhouseCoopers LLP

Seattle, Washington

November 30, 2004